EMPLOYMENT AGREEMENT

      AGREEMENT by and between The Quick & Reilly Group, Inc., a Delaware corporation (the "Company") and Thomas C. Quick (the "Executive"), dated as of the 16th day of September, 1997.

      1. Employment Period. Subject to the consummation of the transactions contemplated by the Agreement and Plan of Merger among the Company, Fleet Financial Group, Inc. ("Fleet Financial") and Fleet Securities, Inc. ("Fleet Securities") dated as of September 16, 1997 (the "Merger Agreement"), the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company subject to the terms and conditions of this Agreement, for the period commencing on the closing date of the transactions contemplated by the Merger Agreement (the "Commencement Date") and ending on the fifth anniversary thereof (the "Employment Period").

      2. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Executive shall serve in the capacity and with the reporting relationship set forth on Exhibit A hereto with such authority, duties and responsibilities as are commensurate with such position and as are consistent with the Executive's authority, duties and responsibilities as in effect immediately prior to the Commencement Date. The Executive shall serve on the Executive Management Committee (the "Committee") of the Quick & Reilly division of the Company (including Fleet Financial's brokerage business and investment counselors sales business) (the "Q&R Division") which Committee shall have responsibility for the operations of the Company and its subsidiaries, including, without limitation, the determination of the Company's and its subsidiaries', compensation policies. The Executive's duties shall be performed in New York, New York.

                  (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full attention and time during normal business hours to the business and affairs of the Company and to use the Executive's reasonable best efforts to perform such responsibilities in a professional manner. It shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Commencement Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Commencement Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

            (b) Compensation. (i) Base Salary and Annual Bonus. During the Employment Period, the Executive shall receive an annual base salary (the "Annual Base Salary") of $350,000 and, for each of calendar years 1998 and 1999, an annual cash bonus (the "Annual Bonus") of $1,400,000, such that the sum of the Annual Base Salary and the Annual Bonus shall be equal to the greater of (A) $1,750,000 (the "Total Compensation Guarantee") and (B) the sum of the Annual Base Salary and Annual Bonus as determined by the Committee in accordance with the Company's historic compensation plans and practices including, but not limited to, the Company's Profit Sharing Bonus Plan, as in effect immediately prior to the Commencement Date, as determined by the Committee (the "Bonus Plan"). During the remainder of the Employment Period, the Executive shall receive an Annual Bonus as determined by the Committee in accordance with the Company's historic compensation plans and practices including, but not limited to, the Bonus Plan.

                  (ii) Base Retention and Performance Payments. Subject to the terms and conditions set forth below, the Executive shall be entitled to receive payments based on the Executive's continued employment with the Company and on the Company's growth in an aggregate amount of $4,166,700 (the "Aggregate Base Payment"). The portion of the Aggregate Base Payment relating to retention shall equal $2,083,350 (the "Retention Bonus"), and the portion of the Aggregate Base Payment relating to the Company's growth shall equal $2,083,350 (the "Performance Bonus"). The Retention Bonus shall vest ratably over a three-year period commencing on January 1, 1998 and shall be payable in three equal installments of $694,450 for each of the calendar years ending on December 31 of 1998, 1999 and 2000, with actual payment to be made no later than February 28 of the following year. The Performance Bonus shall be payable in three equal installments of $694,450 for each of the calendar years ending on December 31 of 1998, 1999 and 2000, with actual payment to be made no later than February 28 of the following year, based on the achievement by the Company on a consolidated basis with its subsidiaries of Pre-Tax Income (as defined below) of at least $183,700,000 for calendar year 1998, at least $202,070,000 for calendar year 1999 and at least $222,277,000 for calendar year 2000, with $694,450 being paid with respect to each year with respect to which such Pre-Tax Income target is met. "Pre-Tax Income" shall mean the pre-tax income of the Q&R Division on a consolidated basis determined in accordance with U.S. generally accepted accounting principles (to the extent consistent with the functional reporting required herein) without taking into account any one-time charges and expenses related to the Merger (as defined in the Merger Agreement) (the "Merger"), any one-time severance, restructuring or similar charges, and any expenses or charges in the nature of management fees, overhead allocations or any similar service or other similar fees payable or allocable to Fleet Financial or any of its affiliated companies by the Q&R Division, including, but not limited to the $40,000,000 pool payable with respect to the Base Retention and Performance Payments and the $40,000,000 pool payable with respect to the Incentive Bonus payments, except to the extent that Fleet Financial or any of its affiliated companies provide services to the Q&R Division (e.g., payroll services, data processing services) on terms reasonably acceptable to the Committee. In the event that Fleet Financial reduces the capital of the Q&R Division below $425 million, the Company agrees that such Pre-Tax Income targets will be equitably adjusted to reflect the loss of earnings from such withdrawn capital. Equitable adjustments shall also be made in the event of any acquisitions, dispositions or similar transactions. In determining Pre-Tax Income, it is assumed that the Q&R Division's core business will be run consistent with past practice. If the Company shall terminate the Executive's employment other than for Cause, including by reason of the Executive's death or Disability, or the Executive shall terminate employment for Good Reason, any unpaid portion of the Aggregate Base Payment shall become fully vested and immediately payable.


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

                  (iii) Incentive Bonus. Based on the terms set forth in this
Section 2(b)(iii), the Executive shall be entitled to receive special incentive bonus payments from the aggregate bonus pool of $40,000,000 (the "Incentive Bonus Pool"), with the actual payment amounts to be determined in the sole discretion of the Chairman of the Company (the "Incentive Bonus"). One-third of the Incentive Bonus Pool (the "Maximum Payout") shall be payable on February 28, 2001, if the average Pre-Tax Income of the Company for the years 1998, 1999 and 2000 ("First Period Pre-Tax Income") is at least $265,286,458. If First Period Pre-Tax Income is less than $243,152,000, no Incentive Bonus shall be payable on February 28, 2001. If First Period Pre-Tax Income is equal to $243,152,000, one-sixth of the Incentive Bonus Pool (the "Minimum Payout") shall be payable. If First Period Pre-Tax Income is greater than $243,152,000 but less than $265,286,458, the portion of the Incentive Bonus Pool that is payable shall equal the Minimum Payout plus the product of (A) the difference between the Maximum Payout, and the Minimum Payout and (B) a fraction, the numerator of which is equal to the amount by which First Period Pre-Tax Income exceeds $243,152,000 and the denominator equal to 22,134,458. The Maximum Payout shall be payable on February 28, 2002, if the average Pre-Tax Income of the Company for the years 1999, 2000 and 2001 ("Second Period Pre-Tax Income") is at least $331,608,073. If Second Period Pre-Tax Income is less than $291,782,400, no Incentive Bonus shall be payable on February 28, 2001. If Second Period Pre-Tax Income is equal to $291,782,400, the Minimum Payout shall be payable. If Second Period Pre-Tax Income is greater than $291,782,400 but less than $331,608,073, the portion of the Incentive Bonus Pool that is payable shall equal the Minimum Payout plus the product of (A) the difference between the Maximum Payout and the Minimum Payout and (B) a fraction, the numerator of which is equal to the amount by which First Period Pre-Tax Income exceeds $291,782,400 and the denominator equal to 39,825,673. The Maximum Payout shall be payable on February 28, 2002, if the average Pre-Tax Income of the Company for the years 1999, 2000 and 2001 ("Third Period Pre-Tax Income") is at least $414,510,091. If Third Period Pre-Tax Income is less than $350,138,880, no Incentive Bonus shall be payable on February 28, 2002. If Third Period Pre-Tax Income is equal to $350,138,880, the Minimum Payout shall be payable. If Third Period Pre-Tax Income is greater than $350,138,880 but less than $414,510,091, the portion of the Incentive Bonus Pool that is payable shall equal the Minimum Payout plus the product of (A) the difference between the Maximum Payout and the Minimum Payout and (B) a fraction, the numerator of which is equal to the amount by which Third Period Pre-Tax Income exceeds $350,138,880 and the denominator equal to 64,371,211. The Company may, in its sole discretion, pay out any remaining unpaid portion of the Incentive Bonus at any time, discounted to present value at a rate of 15% in satisfaction of its obligations pursuant to this Section 2(b)(iii) (the "Buyout Option").

                  (iv) Savings and Retirement Plans. During the Employment Period, the Executive shall be eligible to participate in all savings and retirement plans, practices, policies and programs of the Company in which the Executive participated immediately prior to the Commencement Date, or, in the Executive's sole discretion, to the extent permitted by law and provided that the Executive's participation shall not cause any such plan to lose its tax-qualified status, such plans as are generally applicable to peer executives of Fleet Financial and its affiliated companies, other than the Company, (the "Fleet Plans"), provided, that in no event shall the Executive be entitled to receive duplicate benefits. For purposes of all Fleet Plans which the Executive elects to participate in, the Executive shall receive full credit for all prior service with the Company for purposes of eligibility to participate and receive benefits and vesting but not for benefit accruals in any Fleet retirement plan.

                  (v) Welfare and Other Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare, fringe, change of control protection, vacation and other similar benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs), or, in the Executive's sole discretion, to the extent permitted by law and provided that the Executive's participation shall not cause any such plan to lose its tax-qualified status, such Fleet Plans as are generally applicable to peer executives of Fleet Financial and its affiliated companies. With respect to Fleet Financial's welfare benefit plans which the Executive elects to participate in, Fleet Financial shall cause any Fleet Plan to waive any preexisting condition exclusions and actively-at-work requirements thereunder with respect to the Executive and the Executive's eligible dependents and shall ensure that any covered expenses incurred on or before the date the Executive's and/or the Executive's family's participation commences shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the date participation commences.

                  (vi) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business, travel and entertainment expenses incurred by the Executive, in accordance with the policies of the Company as in effect immediately prior to the Commencement Date.

                  (vii) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, payment of the annual dues and fees for the Executive's membership at the clubs of the Executive's choice and the Company's continued sponsorship of a charitable contribution policy, on the same basis as was provided immediately prior to the Commencement Date. In addition, the Executive shall have use of the Company's corporate aircrafts and the Company shall make the Executive whole for any taxes payable by the Executive as a result of personal use of any such corporate aircraft, each on the same basis as was provided immediately prior to the Commencement Date.

                  (viii) Split-Dollar Life Insurance. During the Employment Period, the Company shall pay the premiums for the cost of a split-dollar life insurance policy in effect for the benefit of the Executive, on the same basis as was provided immediately prior to the Commencement Date.

                  (ix) New York Stock Exchange Seat. Immediately prior to the Commencement Date, the Company shall take all necessary actions to sell to the Executive a seat on the New York Stock Exchange at a purchase price of $1,000,000, which the Executive shall lease back to the Company immediately following the Commencement Date for an annual price of $160,000 based on terms and conditions that are no less favorable to the Executive than those obtainable in an arm's length transaction.


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

                  (x) Indemnity. The Executive shall be indemnified by the Company against claims arising in connection with the Executive's status as an employee, officer, director or agent of the Company in accordance with the Company's indemnity policies for its senior executives, subject to applicable law.

                  (xi) Vacation. During each year of the Employment Period, the Executive shall be entitled to paid vacation in accordance with the Company's vacation policy for senior executives as in effect immediately prior to the Commencement Date.

      3. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 10(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

      (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

                  (i) any conviction of, or a plea of guilty or no contest to, any charge of embezzlement, theft or fraudulent act, or any felony, which would reasonably be expected to be materially detrimental to the business, operations, reputation or financial condition of the Company, or

                  (ii) any material breach by the Executive of Section 7 hereof, provided that, to the extent any such breach is curable, the Company shall give the Executive notice thereof and a reasonable opportunity to cure, or

                  (iii) continued failure to perform or habitual neglect of or willful misconduct in performing the duties that the Executive is required to perform under this Agreement (after the Company has given the Executive notice thereof and a reasonable opportunity to cure), or

                  (iv) if the Executive commits any material act of fraud in the performance of his duties during the course of his employment.

                  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board of Directors of the Company at a meeting of the Board of Directors of the Company called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board of Directors of the Company), finding that in the good faith opinion of the Board of Directors of the Company, the Executive was guilty of the conduct set forth in clause (i) or (ii) of this Section 3(b) and specifying the particulars thereof.

            (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean a material breach by the Company of any material provision of this Agreement, after the Executive has provided the Company with notice thereof and a reasonable opportunity to cure such breach.

            (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

            (e) Date of Termination. "Date of Termination" means if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

      4. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause, including by reason of the Executive's death or Disability, or the Executive shall terminate employment for Good Reason:

            (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the amounts set forth in clauses A and B below:

                  A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Total Compensation Guarantee (less any Annual Base Salary paid from January 1 of the year of termination through the Date of Termination and any Annual Base Salary payable pursuant to clause (1) above) and (y) a fraction (the "Proration Fraction"), the numerator of which is the number of days in the current calendar year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

                  B. the amount equal to the product of (1) the number of years
            (including fractions thereof) remaining from the Date of Termination until the end of the Employment Period and (2) the Total Compensation Guarantee; and

            (ii) any unpaid portion of the Aggregate Base Payment shall become fully vested and immediately payable;

            (iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies but excluding payments pursuant to Section 2(b)(iii) and payments pursuant to severance plans (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

            (b) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause or the Executive terminates employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) Accrued Obligations less the amount determined under Section 4(a)(i)A(2) hereof, and (y) Other Benefits, in each case to the extent theretofore unpaid.

      5. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding, in the event that the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason or the Company exercises its Buyout Option and it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax laws, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Price Waterhouse LLP or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

            (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (i) give the Company any information reasonably requested by the Company relating to such claim,

            (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

            (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such Contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or Contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      6. Arbitration. The Company and the Executive agree that any disputes with respect to this Agreement shall be subject to binding arbitration in New York, New York in accordance with the rules of the New York Stock Exchange. The proceedings and the results of such arbitration shall be treated as confidential information subject to Section 7(a) hereof. The Company agrees to pay for the costs of arbitration and shall reimburse the Executive for the Executive's reasonable attorney's fees.

      7. Confidential Information/Noncompetition/Nonsolicitation. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process (provided the Company has been given notice of and opportunity to challenge or limit the scope of disclosure purportedly so required), communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

            (b) While employed by the Company and its affiliated companies, and in the event of a termination of the Executive's employment hereunder for any reason (other than termination by the Company without Cause), for one year thereafter, the Executive will not directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, any business which is in competition with the business conducted by the Company in any geographic area where such business is being conducted during such period. Ownership, for personal investment purposes only, of less than 5% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

            (c) While employed by the Company or any of its affiliated companies and for one year after the Executive's termination of employment, the Executive will not, directly or indirectly, solicit for employment by other than the Company any person employed by the Company or its affiliated companies at the effective time of the Merger, nor will the Executive, directly or indirectly, solicit for employment by other than the Company any person known by the Executive to be employed at the time by the Company or its affiliated companies.

            (d) The provisions of Section 7(b) and (c) shall remain in full force and effect until the expiration of the period specified herein notwithstanding the earlier termination of the Executive's employment hereunder.

      8. Specific Performance. The Executive acknowledges that a violation on the Executive's part of any of the covenants contained in Section 7 hereof would cause immeasurable and irreparable damage to the Company. Accordingly, the Executive agrees that the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. The Executive agrees that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of Section 7 hereof is void or constitutes an unrestriction against the Executive, the provisions of such Section 7 shall not be rendered void but shall apply to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.

      9. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

      10. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of [New York], without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                  If to the Company:      Fleet National Bank
                                          75 State Street, 33rd Floor
                                          Boston, MA  02110

                                          Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The Company's obligation to make the payments provided for in this Agreement and otherwise to perform obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, other than claims for a breach of Section 7 of this Agreement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

            (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (e) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (f) On and after the Commencement Date, this Agreement shall supersede any other agreement between the parties or between the Company and the Executive with respect to the subject matter hereof.

                                    EXHIBIT A
                                    ---------

Executive's Name:             Thomas C. Quick

Position:                     President, Chief Operating Officer - The Quick
                              & Reilly Group, Inc.

Reporting Relationship:       Chief Executive Officer of Quick & Reilly
                              Group, Inc. and the Vice Chairman or equivalent officer of Fleet Financial Group, Inc.

      IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board of Directors, the Company has caused these presents to be executed in its names on its behalf, all as of the day and year first above written.

                                          /s/ Thomas C. Quick
                                          ------------------------------------
                                          THOMAS C. QUICK


                                          THE QUICK & REILLY GROUP, INC.

                                          /s/ Leslie C. Quick, Jr.
                                          ------------------------------------
                                          By:    Leslie C. Quick, Jr.
                                          Title: Chairman of the Board and
                                                 Chief Executive Officer